UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.__ )

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HERITAGE-CRYSTAL CLEAN, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HERITAGE-CRYSTAL CLEAN, INC.
2175 Point Boulevard, Suite 375
Elgin, Illinois  60123

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON May 1, 2018

To the Shareholders of Heritage-Crystal Clean, Inc.:

The Annual Meeting of Shareholders of Heritage-Crystal Clean, Inc. (the “Company”) will be held at the Company's corporate headquarters located at 2175 Point Boulevard, Suite 375, Elgin, Illinois 60123 on May 1, 2018, at 9:00 a.m., Central Time, for the following purposes:

1.	To elect two directors to serve as Class I Board Members for terms of three years;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2018;

3.	To hold an advisory vote on named executive officer compensation for fiscal 2017; and

4.     To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 5, 2018 are entitled to receive notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. Whether or not you expect to attend the Annual Meeting, we encourage you to vote your shares as soon as possible. Please sign, date, and mail the included proxy card in the envelope provided. It is important that your shares be represented at the Annual Meeting, whether your holdings are large or small.

By Order of the Board of Directors,

Mark DeVita, Chief Financial Officer

March 22, 2017

Important Notice Regarding the Availability of Proxy Materials
 for the Annual Meeting of Shareholders To Be Held On May 1, 2018.

Our Proxy Statement and Annual Report to Shareholders for fiscal 2017 are available on Heritage-Crystal Clean, Inc.'s website at www.crystal-clean.com under “Investor Relations.”

You may also request hard copies of these documents free of charge by writing to:
Heritage-Crystal Clean, Inc.
2175 Point Boulevard, Suite 375
Elgin, Illinois  60123
Attention: Chief Financial Officer

HERITAGE-CRYSTAL CLEAN, INC.
2175 Point Boulevard, Suite 375
Elgin, Illinois  60123

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 1, 2018

About the 2018 Annual Meeting

This Proxy Statement is being made available to the shareholders of Heritage-Crystal Clean, Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 1, 2018 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournments or postponements of that meeting. The Notice of Internet Availability with respect to the Annual Meeting is being mailed on or about March 22, 2018 to shareholders of record as of March 5, 2018, and this Proxy Statement and the Annual Report to Shareholders for fiscal 2017 have been made available to you on the Internet on or about March 22, 2018. You may request a physical copy of this Proxy Statement and Annual Report by writing to the Chief Financial Officer of the Company at Heritage-Crystal Clean, Inc., 2175 Point Boulevard, Suite 375, Elgin, Illinois 60123.

Voting Procedures

Voting Rights.  Only shareholders who owned common stock of the Company at the close of business on March 5, 2018 (the "record date") may attend and vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. On the record date, 23,707,733 shares of common stock were outstanding. Shareholders are entitled to one vote per share of common stock that they own as of the record date on each matter that may properly come before the Annual Meeting.

If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank, or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting, unless you request, complete, and deliver a legal proxy from your broker, bank, or nominee. Your broker, bank, or nominee has enclosed a voting instruction card for you to use in directing the broker, bank, or nominee regarding how to vote your shares.

Quorum. The presence, in person or by properly executed proxy, of a majority of the outstanding common stock as of the record date is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn or postpone the Annual Meeting. Shares that are represented at the Annual Meeting but abstain from voting on any or all matters will be counted as shares present and entitled to vote in determining the presence of a quorum. If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on particular matters, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the meeting. A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker's discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote on the non-routine matter. The ratification of the appointment of Grant Thornton LLP ("Grant Thornton") as our independent registered public accounting firm for fiscal 2018 is considered a routine matter on which a broker has the discretion to vote if instructions are not received from the client. All other items being considered at the Annual Meeting are considered non-routine matters. Because brokers do not have discretionary authority to vote on these proposals, broker non-votes will not be counted for purposes of determining the number of votes cast on these proposals and will not affect the outcome of these non-routine matters, except that non-votes will have the effect of reducing the number of affirmative votes required to achieve a majority for such matters by reducing the total number of shares from which the majority is calculated.

The inspector of election appointed for the Annual Meeting will determine the number of shares of our common stock present at the Annual Meeting, determine the validity of proxies and ballots, determine whether or not a quorum is present, and count all votes and ballots.

Required Vote. Directors are elected by a plurality of all of the votes cast, in person or by proxy. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Abstentions and broker non-votes have no effect on the election of directors, except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

Proposals 2 and 3 will be approved if holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal are voted in favor of the proposal. Abstentions will have the effect of a no vote and broker non-votes will have no effect on the outcome of these proposals.

All common stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR all proposals listed in the Notice of Annual Meeting attached to this Proxy Statement. The Board of Directors of the Company does not know of any matters, other than the matters described in the Notice of Annual Meeting attached to this Proxy Statement that will come before the Annual Meeting.

Any proxy given by a holder of record pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Such proxies may be revoked by:

•	filing with the Chief Financial Officer of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy;

•	duly executing and dating a subsequent proxy relating to the common stock and delivering it to the Chief Financial Officer of the Company at or before the Annual Meeting; or

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of proxy).

Any written notice revoking a proxy should be sent to: Heritage-Crystal Clean, Inc., 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123, Attention: CFO.  If you hold your shares in “street name,” you must follow the directions provided by your broker, bank, or nominee to revoke your proxy.

“Notice and Access”

This year Heritage-Crystal Clean has decided to use the "Notice and Access" method of providing your proxy materials via the Internet. This process provides you with a convenient way to access your proxy materials and vote your shares, while also allowing us to conserve natural resources and reduce the costs of printing and shipping the proxy materials to you. On or about March 22, 2018, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials which includes instructions on how to access our proxy statement and our 2017 Annual Report on-line. The Notice also includes instructions on how to vote via the Internet and how to obtain a paper copy of the proxy materials.

How to cast your vote

•	Vote by Internet - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  You will need the 16-digit control number on the Notice of Internet Availability or proxy card.

•	Vote by Telephone - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

•	Vote by Mail
You can vote by mail by marking, dating, and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.

•	Vote in Person at the Annual Meeting
See "Voting Procedures" on page 3.

•	Electronic Delivery of Future Proxy Materials
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Other

The proxies are solicited by the Board of Directors of the Company. In addition to the use of the mail, proxies may be solicited personally, over the Internet, or by telephone or facsimile transmission, by directors, officers, or employees of the Company or persons employed by the Company for the purpose of soliciting proxies. It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the soliciting material to the beneficial owners of common stock held of record by such persons and will be reimbursed for expenses incurred therewith. The cost of solicitation of proxies will be borne by the Company.

The date of this Proxy Statement is March 22, 2017.
_____________________

PROPOSAL 1:

ELECTION OF DIRECTORS

At the Annual Meeting, our shareholders will vote on the nomination of two directors to be elected as Class I Board Members for three-year terms expiring at the 2021 Annual Meeting. The Board is divided into three classes, denominated as Class I, Class II, and Class III. Members of each class hold office for staggered three-year terms. The terms of the current Class I Board Members expire on the date of the 2018 Annual Meeting. It is the intention of the persons named in the accompanying form of proxy to nominate as directors and, unless otherwise specified in a proxy by a shareholder, to vote such proxy for the election of the persons named below as nominees. In the event any of the nominees should become unable or unwilling to serve as a director, proxies may be voted for another nominee recommended by the Board.

Directors are elected by a plurality of all of the votes cast, in person or by proxy. This means that the two nominees receiving the highest number of votes at the Annual Meeting will be elected, even if these votes do not constitute a majority of the votes cast.

Nominees for Election at the 2018 Annual Meeting.

The following table sets forth certain information with respect to the two director nominees, each of whom is currently a Class I Board Member.

Name	Age	Principal Occupation and Other Information

Fred Fehsenfeld, Jr.	67
Mr. Fehsenfeld has served as a Director on our Board since 1999. Mr. Fehsenfeld has served as Chairman of the Board of Directors of Calumet Specialty Products Partners, L.P. (“Calumet Partners”) since 2006. Mr. Fehsenfeld has served as the Vice Chairman of the Board of the predecessor to Calumet Partners since 1990. Mr. Fehsenfeld has worked for the Heritage Group in various capacities since 1977 and has served as its Managing Trustee since 1980. Mr. Fehsenfeld received his B.S. in Mechanical Engineering from Duke University and his M.S. in Management from the Massachusetts Institute of Technology Sloan School.

The Board has concluded that Mr. Fehsenfeld should be a Director and Chairman of the Company’s Board because of his significant executive experience referred to above, as well as the fact that his significant stock ownership in the Company aligns his interests with those of other shareholders. Mr. Fehsenfeld’s engineering and management training and senior leadership roles in other companies also benefit the Company.

Jim Schumacher	51
Mr. Schumacher has served as a Director on our Board since December 2017. He is currently a principal with GRE Capital, LLC, an Indianapolis-based private equity firm. Prior to co-founding GRE, he served as President and CEO of Heritage Underground Gasification from the company’s formation in 2009. From 2007 through 2009, he served as Senior Vice President at Mascoma Corporation, a Boston-based VC-backed cellulosic biofuels company where he was responsible for raising capital, developing strategic alliances, and developing a path to commercialization. Prior to Mascoma, he was a partner at the law firm DLA Piper in Palo Alto, California where he represented public and private technology companies in M&A, VC investments, capital markets transactions, securities law compliance, and general business counseling.

Mr. Schumacher serves on the Investment Committee of Heron Capital. In addition, he serves on the Board of Directors for The Mind Trust and Second Helpings. He graduated with honors from Indiana University School of Law - Indianapolis and holds a B.A. from Purdue University.

The Board has concluded that Mr. Schumacher should be a Director of the Company because of his extensive experience in investing in and advising public and private companies. Additionally, his broad exposure to entrepreneurial ventures will benefit the Company when acquisition opportunities arise.

The Board recommends a vote FOR approval of the director nominees.
______________________

The following tables set forth information with respect to our directors who are not up for election at the 2018 Annual Meeting.

Class II Directors - Terms Expire in 2019.

Name	Age	Principal Occupation and Other Information

Brian Recatto	53
Mr. Recatto has served as a Director on our Board since July 25, 2012 and had served as Lead Director from February 13, 2016 until February 1, 2017, when he was appointed President and Chief Executive Officer of the Company. Mr. Recatto previously served as President U.S. Operations for Gibson Energy Inc., one of the largest independent midstream energy companies in Canada and a major participant in the crude oil transportation business in the U.S. Gibson purchased OMNI Energy Services, where Mr. Recatto had served since 2007 in various operating and executive positions, in October 2012. In his tenure at OMNI, Mr. Recatto provided in part: environmental and fluid handling services, from 2007, including roles as Vice President and Chief Operating Officer from 2007 to 2008; and as President and Chief Executive Officer since 2008. Mr. Recatto served as President of Charles Holston, Inc., a waste management and environmental cleaning company, from 2004 to 2007. Mr. Recatto has served in various operating and executive positions with Philip Services Corporation, an environmental and industrial services company, from 1997 to 2004, including roles as General Manager of Gulf Coast Waste Operations from 1997 to 1999, Senior Vice President, By-Products Services Group from 1999 to 2002 and President, Industrial Services Division from 2002 to 2004. Mr. Recatto also served as President of Meklo, Inc., an industrial waste management company from 1991 to 1997; Founder of Emras, Inc., an environmental consulting firm from 1990 to 1991; and Director of Sales and Marketing for Marine Shale Processors, Inc., a hazardous waste disposal facility from 1987 to 1990. Mr. Recatto holds a Bachelor of Science in Finance degree from Louisiana State University.

The Board has concluded that Mr. Recatto should be a Director of the Company due to his position as Chief Executive Officer of the Company and due to his significant executive experience in environmental waste handling services with a variety of companies coupled with his role as President and Chief Executive Officer.

Charles E. Schalliol	70
Mr. Schalliol has served as a Director on our Board since March 2008. Mr. Schalliol served as the Director, Office of Management and Budget, State of Indiana, from 2004 to 2007. Mr. Schalliol served as the President and CEO of BioCrossroads, Indiana’s life science initiative, from 2003 to 2004. Mr. Schalliol served in various executive positions, including strategic planning and investment banking, with Eli Lilly & Company from 1978 to 2003. Mr. Schalliol has served as Chairman of the Board of Directors of First Merchant’s Corporation since 2007 and as a director since 2004. Mr. Schalliol is also a director of three venture capital funds and several other for profit and not for profit organizations. Mr. Schalliol holds a business degree with high distinction from Indiana University and a law degree from Yale University.

The Board has concluded that Mr. Schalliol should be a director of the Company because of his financial and executive experience with the above entities and other Board experience.  His legal experience also benefits the Company.

Class III Directors - Terms Expire in 2020.

Name	Age	Principal Occupation and Other Information

Bruce Bruckmann	64
Mr. Bruckmann has served as a Director on our Board since 2004. Mr. Bruckmann has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc., a private equity investment firm, since January 1995. From March 1994 to January 1995, Mr. Bruckmann served as Managing Director of Citicorp Venture Capital, Ltd. and as an executive officer of 399 Venture Partners, Inc. (formerly Citicorp Investments, Inc.). From 1983 until March 1994, Mr. Bruckmann served as Vice President of Citicorp Venture Capital, Ltd. Mr. Bruckmann is also a director of Mohawk Industries, Ind., a floor covering manufacturer and H & E Equipment Services, Inc., a renter and distributor of industrial and construction equipment. Mr. Bruckmann also serves as director for three private companies.

The Board has concluded that Mr. Bruckmann should be a Director of the Company because of his extensive experience in investing in and advising public and private companies. His broad exposure to financing and funding issues also benefits the Company.

Carmine Falcone	71
Mr. Falcone has served as a Director on our Board since March 2008. Mr. Falcone served in various operating and executive positions with the Shell Group from 1968 through 2004, including roles as Executive Vice President, Oil Products, Shell Canada, as Director - Strategic Planning for Global Oil Products, Shell International, and from 1999 to 2004 as Vice President Manufacturing and Supply, Shell Oil Products USA. Mr. Falcone is currently Chairman of the Board of Hightowers Petroleum of Cincinnati (Fuels Distribution) and Chairman of the Board of The Plaza Group of Houston (Chemicals Marketing). Mr. Falcone also serves as Lead Director for the Board of Northwest Refining of Calgary (Oil Sands Project). Mr. Falcone holds a Chemical Engineering degree with honors from McGill University.

The Board has concluded that Mr. Falcone should be a Director of the Company because of his demonstrated skills in engineering and management with one of the worlds largest and most preeminent diversified oil companies. Mr. Falcone’s expertise is also helpful to the Company in evaluating growth opportunities.

Robert W. Willmschen, Jr.	70
Mr. Willmschen has served as a Director on our Board since March 2008. Mr. Willmschen served as Chief Financial Officer of Safety-Kleen from 1981 to 1997 and as Controller of Safety-Kleen from 1979 to 1981. He was Executive Vice President, Finance of ABC Rail Products Corporation for approximately one year in 1998. Since 1999, Mr. Willmschen has been engaged in managing his private investments. Mr. Willmschen also has nine years experience in public accounting, including Audit Manager with Arthur Andersen LLP.

The Board has concluded that Mr. Willmschen should be a Director of the Company because of his demonstrated financial experience in the Company’s industry area. His CPA and public accounting experience is also beneficial to the Company and he is a designated financial expert for the Board.

There are no arrangements or understandings between any director or director nominee and any other persons pursuant to which he or she was selected as a director nominee. None of our directors are a party to any agreement that would require disclosure pursuant to Stock Market Rule 5250(b)(3) of The NASDAQ Market LLC ("NASDAQ"), where the Company's Common Stock is listed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors, and persons who own more than ten percent of the Company's common stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Based on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, to the knowledge of the Company, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with during fiscal 2017, except that, due to administrative error, Form 4s due on January 5, 2017 were filed on January 6, 2017 for Joe Chalhoub, Greg Ray, John Lucks, Mark DeVita, and Tom Hillstrom, a Form 4 due on February 5, 2017 was filed on March 28, 2017 for Brian Recatto, and a Form 4 due on August 24, 2017 was filed on September 9, 2017 for Tom Hillstrom.

 SECURITIES BENEFICIALLY OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 5, 2018 for:

•	each director and named executive officer;

•	each person or entity who is known by us to own beneficially more than 5% of our common stock; and

•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of March 5, 2018 through the exercise of any stock option, warrant, or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner.  Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.  Unless otherwise indicated below, the address of each director and named executive officer listed below is Heritage-Crystal Clean, Inc., 2175 Point Boulevard, Suite 375, Elgin, Illinois 60123.

Name	Number of Shares Beneficially Owned (1)	Percentage of Outstanding Common Stock
Directors:
Fred Fehsenfeld, Jr. (2)(3)(4)	1,036,596	4.4%
Bruce Bruckmann	116,405	*
Robert Willmschen, Jr.	52,920	*
Charles Schalliol	46,311	*
Carmine Falcone	3,420	*

Beneficial Owners owning more than 5% of common stock (other than directors and named executive officers):
The Heritage Group (2)(3)(4)	5,005,444	21.8%
ArrowMark Colorado Holdings (7)	2,290,730	10.0%
Fehsenfeld Family Trusts (2)(3)(4)	1,540,959	6.5%
Cove Street Capital (6)	1,479,806	6.5%

Named Executive Officers:
Brian Recatto(5)	551,732	2.3%
Joseph Chalhoub (8)	113,701	*
John Lucks	44,337	*
Ellie Bruce	29,084	*
Mark DeVita	27,467	*
Gregory Ray (9)	12,381	*
Tom Hillstrom	8,912	*
All directors and executive officers as a group (12 persons)	2,043,266	8.6%
____________

* Less than 1%

(1)	Includes the options to exercise 1,199 shares of Common Stock held by Mark DeVita.

(2)
Mr. Fehsenfeld disclaims beneficial ownership of the shares of common stock owned by these family members except to the extent of his pecuniary interest therein. In addition, Mr. Fehsenfeld serves as one of nine trustees who together are empowered to act on behalf of The Heritage Group. Mr. Fehsenfeld disclaims beneficial ownership of the shares of Common Stock owned by The Heritage Group listed in the table above, and discussed in footnote (3) below, except to the extent of his pecuniary interest therein, and none of the shares held by The Heritage Group are included in the shares listed in the table above as being beneficially owned by Mr. Fehsenfeld. In addition, the above amount does not include the 1,540,959 shares of Common Stock held by the Fehsenfeld Family Trusts, for which Mr. Fehsenfeld is a co-trustee, as discussed further in footnote (4) below. The address of this shareholder is 5400 West 86th Street, Indianapolis, Indiana 46268.

(3)
Based on a Schedule 13G/A filed with the SEC on February 3, 2015. The Heritage Group is a general partnership formed under the laws of the State of Indiana. As discussed below in footnote (4), the Fehsenfeld Family Trusts own all of the outstanding general partner interests in The Heritage Group. None of the shares held by the Fehsenfeld Family Trusts are included in the shares as being beneficially owned by The Heritage Group or by Fred Fehsenfeld as discussed in footnote (2) above, and footnote (4) below. We have been advised that nine trustees, acting on behalf of each of these trusts, have the duty and have been empowered to carry out the purposes of the general partnership pursuant to the Articles of Partnership. The nine trustees are Fred M. Fehsenfeld, Jr., James C. Fehsenfeld, Nicholas J. Rutigliano, William S. Fehsenfeld, Megan Arlinghaus, Clare Stoner Fehsenfeld, Geoff Dillon, Amy M. Schumacher, and Jeffrey A. Laborsky. The address of The Heritage Group is 5400 West 86th Street, Indianapolis, Indiana 46268.

(4)
The Fehsenfeld Family Trusts consist of 3 trusts that collectively own all of the outstanding general partner interests in The Heritage Group as well as two other trusts established for the benefit of certain members of the Fehsenfeld family. We have been advised that six trustees hold the voting rights to these shares. The six trustees are Fred M. Fehsenfeld, Jr., James C. Fehsenfeld, Nicholas J. Rutigliano, William S. Fehsenfeld, Amy M. Schumacher, and Jeffrey A. Laborsky. None of the shares held by Fred Fehsenfeld or The Heritage Group are included in the shares as being beneficially owned by the Fehsenfeld Family Trusts. Mr. Fehsenfeld disclaims beneficial ownership of the shares of Common Stock owned by the Fehsenfeld Family Trusts except to the extent of his pecuniary interest therein. The address of each of the Fehsenfeld Family Trusts is 5400 West 86th Street, Indianapolis, Indiana 46268. See footnotes (2) and (3) above.

(5)	Includes grant of 500,000 shares of restricted common stock subject to certain performance criteria (see "Agreements with Mr. Recatto").

(6)	Based on Schedule 13G/A filed with the SEC on February 13, 2018. The address of this shareholder is 2101 E. El Segundo Boulevard, Suite 302, El Segundo, CA 90245

(7)	Based on Schedule 13G filed with the SEC on February 9, 2018. The address of this shareholder is 100 Fillmore Street, Suite 325, Denver, Co 80206.

(8)
Joseph Chalhoub has voting control over the shares held by the entity named J. Chalhoub Holdings, Ltd. and Breslube Industries Ltd., but disclaims beneficial ownership, other than to the extent of his pecuniary interest therein.

(9)	Includes shares held in trust for which Mr. Ray has voting control.

CORPORATE GOVERNANCE

General

Our business and affairs are managed under the direction of our Board of Directors. Our Board currently consists of six directors. Our Board of Directors has an audit committee, a compensation committee, and a nominating and governance committee (the “nominating and governance committee”). Fred Fehsenfeld, Jr. serves as the Chair of our Board.

Director Independence

Our Board of Directors is comprised of a majority of independent directors. In general, the Board of Directors determines whether a director is independent by following the listing standards of the Nasdaq Global Select Market (the “Nasdaq listing standards”), the SEC, and, with respect to members of the Compensation Committee, the definition of "outside director" within the meaning of Section 162(m) of the Internal Revenue Code, in addition to other factors it may deem relevant. The Board of Directors has determined that each of the following directors is independent under Nasdaq listing standards: Bruce Bruckmann, Carmine Falcone, Charles E. Schalliol, and Robert W. Willmschen, Jr.
Mr. Chalhoub, the Company's former Chief Executive Officer, resigned from the Board of Directors on February 21, 2017. On December 12, 2017, the Board of Directors appointed Jim Schumacher as a Class I director on the Board filling the existing vacancy left by the resignation of Mr. Chalhoub.

Board Meetings

The Board of Directors met five times during fiscal 2017. Each director attended at least 75% of all Board and applicable committee meetings held during fiscal 2017. The independent directors of the Board met two times in fiscal 2017.

The Audit Committee

The audit committee met five times in fiscal 2017. The audit committee's responsibilities include appointing, terminating, evaluating, and setting the compensation of our independent registered public accounting firm; meeting with the independent registered public accounting firm to review the scope, accuracy, and results of the audit; making inquiries as to the adequacy of our accounting, financial, and operating controls; and reviewing all material related party transactions. Mr. Willmschen is the Chair, and Messrs. Falcone and Schalliol are the other members of the audit committee. The Board of Directors has determined that Messrs. Willmschen, Falcone, and Schalliol are independent in accordance with Nasdaq listing standards and the rules and regulations of the SEC. In addition, the Board of Directors has also determined that Mr. Willmschen is an "audit committee financial expert" in accordance with the standards established by the SEC. All members of the audit committee are financially literate. The audit committee charter is available both on our website and in print.  See "Availability of Certain Documents."

The Compensation Committee

The compensation committee met three times during fiscal 2017. Mr. Schalliol is the Chair, and Messrs. Falcone and Bruckmann are the other members of the compensation committee. All members of the compensation committee are independent in accordance with Nasdaq listing standards.

The compensation committee's responsibilities include, among other duties, the responsibility to:

•
review and approve corporate goals and objectives relevant to the compensation of executive officers, evaluate the performance of executive officers in light of those goals and objectives, and recommend the compensation level of executive officers based on this evaluation. The compensation and performance of the Chief Executive Officer (CEO) is also then reviewed with and subject to approval by the Board;

•administer incentive compensation plans and equity-based plans established or maintained by the Company from time to time, including the 2008 Omnibus Incentive Plan;

•review succession plans concerning positions held by executive officers; and

•recommend to the Board the compensation for Board members; and

•
retain and terminate (or obtain the advice of) any adviser to assist it in the performance of its duties, in its sole discretion, but only after taking into consideration factors relevant to the adviser's independence from management as specified under Nasdaq listing standards. The compensation committee shall be directly responsible for the appointment, compensation, and oversight of the work of any adviser retained by the Committee, and shall have sole authority to approve the adviser's fees and other terms and conditions of the adviser's retention.

The compensation committee charter is available both on our website and in print. See "Availability of Certain Documents."

A description of the Company's processes and procedures for the consideration and determination of executive compensation is included in the section entitled "Compensation Discussion and Analysis" below.

The Nominating and Governance Committee

The nominating and governance committee met two times during fiscal 2017. Mr. Falcone is the Chair, and Messrs. Willmschen and Schalliol are the other members of the nominating and governance committee. Mr. Recatto served on the nominating and governance committee in fiscal 2016, but Mr. Willmschen was appointed to the nominating and governance committee in fiscal 2017 upon Mr. Recatto's appointment as President and CEO of the Company. All the members of the nominating and governance committee are independent, and were independent during their tenure as a member of the nominating and governance committee, in accordance with Nasdaq listing standards. The role of the nominating and governance committee is to develop and recommend to our Board criteria for Board and committee membership, review the qualifications of candidates for director, nominate candidates for election to our Board, oversee our corporate governance policies and practices, develop and recommend to our Board corporate governance guidelines, and oversee a review of the performance of our Board and its committees at least annually. The nominating and governance committee charter is available both on our website and in print. See "Availability of Certain Documents."

Annual Meeting Attendance Policy

We expect all Board members to attend the annual meeting of shareholders, but from time to time other commitments may prevent all directors from attending each meeting. All of our directors attended our annual meeting of shareholders in fiscal 2017.

Compensation Committee Interlocks and Insider Participation

During fiscal 2017, no executive officer of the Company served on the Board of Directors or compensation committee of any other company with respect to which any member of the compensation committee was engaged as an executive officer. No member of the compensation committee was an officer or employee of the Company during fiscal 2017, and no member of the compensation committee was formerly an officer of the Company.

Director Nominations

The nominating and governance committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. The nominating and governance committee considers recommendations of potential candidates from current directors, management, and shareholders. Shareholders' nominations for directors must be made in writing and include the nominee's written consent to the nomination and sufficient background information on the candidate to enable the nominating and governance committee to assess his or her qualifications.

For consideration at the 2019 Annual Meeting, director nominations must be delivered to the Chief Financial Officer of the Company no later than the close of business on January 31, 2019, but no earlier than the close of business on January 1, 2019.

Article II, Section 9 of our bylaws sets forth the process for submitting director nominations. Notice of nomination must include: (i) with respect to each proposed nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected); (ii) the name and address of the shareholder who intends to make the nomination (including the beneficial owner, if any, on whose behalf the proposal is made) as they appear on the Company's books, (iii) the number of shares of common stock owned beneficially and of record by such shareholder submitting the nomination (including those owned by the beneficial owner, if any, on whose behalf the proposal is made) as of the date such notice is given, (iv) a representation that such shareholder intends to appear in person or by proxy at the meeting to propose such business; and (v) if the shareholder intends to solicit proxies in support of such shareholder's proposal, a representation to that effect.

Although neither the nominating and governance committee nor the Board has a diversity policy, the Board is committed to a diversified membership in terms of both the individuals involved and their various experiences and areas of expertise. The nominating and governance committee has not established specific minimum age, education, years of business experience, or specific types of skills for potential director candidates but, in general, expects that qualified candidates will have ample experience and a proven record of business success and leadership. Nominees for director shall be selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company's business environment, and willingness to devote adequate time to Board duties. Board members are expected to diligently prepare for, attend, and participate in all Board and applicable committee meetings. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member's service as a director. The Board applies these criteria in evaluating candidates nominated by stockholders as well as in evaluating those recommended by other sources. The committee also considers whether candidates would be “independent” for purposes of the Nasdaq listing standards and SEC rules and regulations. These general criteria are reviewed annually by the nominating and governance committee and the Board to ensure they remain pertinent and robust.

As provided in its charter, the nominating and governance committee follows procedures which the committee deems reasonable and appropriate in the identification of candidates for election to the Board and in evaluating the background and qualifications of those candidates. Those processes can include consideration of nominees suggested by an outside search firm, incumbent Board members, and shareholders.

We have not received any shareholder recommendations of director candidates with regard to the election of directors covered by this Proxy Statement.

Communications with the Board

Shareholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing by regular mail to either the Board of Directors, an individual director or directors, or Chair of the nominating and governance committee with respect to the non-management directors c/o Chief Financial Officer, 2175 Point Boulevard, Suite 375, Elgin, Illinois 60123.

The Board has instructed the Chief Financial Officer to review all communications so received and to exercise his discretion not to forward to the Board correspondences that are inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints, or suggestions), and personal grievances. However, any director may at any time request the Chief Financial Officer to forward any and all communications received by the Chief Financial Officer but not forwarded to the directors.

With oversight from the Audit Committee, we have established procedures to receive, retain, and address employee complaints submitted to Heritage-Crystal Clean, Inc. regarding accounting, internal accounting controls, or auditing matters (collectively, “Accounting Matters”) and the confidential, anonymous submission by employees of concerns regarding Accounting Matters.  The Policy on Complaint Procedures for Accounting and Audit Matters is available on our website at www.crystal-clean.com under "Investor Relations" and "Corporate Governance." See "Availability of Certain Documents."

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics that applies to all executive officers, directors, and employees. The Code of Business Conduct and Ethics defines each individual's obligations when representing the Company. Our Code of Business Conduct and Ethics is available both on the Company's website and in print upon request.  See "Availability of Certain Documents."

Board Leadership Structure, and Risk Oversight

We separate the roles of Chief Executive Officer and Chairman of the Board of Directors in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. We also believe that separation of the positions reinforces the independence of the Board of Directors in its oversight of the business and affairs of the Company and creates an environment that is more conducive to objective evaluation and oversight of management's performance, increasing management accountability, and improving the ability of the Board of Directors to monitor whether management's actions are in the best interests of the Company and its shareholders. Mr. Recatto served as Lead Director in fiscal 2016, but resigned that position on January 31, 2017 in connection with his appointment as President and Chief Executive Officer of the Company.

We have established an enterprise risk management committee composed of six members of senior management. The goal of the enterprise risk management committee is to continually evaluate the risks of the business, including operational, financial, legal and regulatory, and strategic and reputational risks, in order to ensure potential exposure is addressed in a timely manner. The committee meets three to four times per year and provides regular updates to the Audit Committee on areas of material risk to the Company. The Audit Committee receives reports from the enterprise risk management committee to enable it to understand our risk identification, risk management, and risk mitigation strategies. The Audit Committee may periodically ask our executives to discuss the most likely sources of material future risks and how we are addressing any significant potential vulnerability. At times, another committee may receive updated reports concerning risks to the Company.

Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. We have reviewed our compensation policies and practices for our employees, and we do not believe such policies and practices encourage individuals to take unreasonable risks, and we have determined that any risks arising from the compensation programs are not reasonably likely to have a material adverse effect on the Company.

Our nominating and governance committee manages risks associated with the independence of the Board of Directors.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, at their discretion they may inform the entire Board of Directors of significant risks through committee reports. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

In addition to our formal compliance program, the Board of Directors encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. Our risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company.

Stock Ownership or Anti-Hedging Policy

We do not have any equity or other security ownership guidelines or any anti-hedging policy. Each of our executive officers owns equity in our Company.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Objective

The objective of our executive compensation program is to attract and retain the best suited individuals with the knowledge and capability to run our business to achieve the performance expectations set by our shareholders. Our philosophy is to keep the executive officer compensation program well-defined and easily understood and to link each executive's compensation to the success of the business, with a focus on continuous growth and development of sustainable shareholder value. Our compensation committee determines the amount of each element of compensation, as well as the overall mix of compensation elements, based on our objective of recruiting and retaining valuable employees and remaining competitive within our industry. Our compensation committee makes compensation determinations in accordance with information that its members have gathered in their many years of industry experience supplemented with the engagement from time to time of outside consultants.

Named Executive Officers

In this Compensation Discussion and Analysis, we discuss the compensation packages and fiscal 2017 compensation of Brian Recatto, our President, Chief Executive Officer (CEO), and former Director, Joseph Chalhoub, our Founder, and former President and Chief Executive Officer ("CEO"); our former Chief Operating Officer and Secretary Gregory Ray; John Lucks, our Senior Vice President of Sales and Marketing; Mark DeVita, our Chief Financial Officer; Ellie Bruce, our Vice President of Business Management and Marketing, and Tom Hillstrom Vice President of Strategic Operations and Acquisitions. These officers constituted our “named executive officers” for fiscal 2017. Further details relating to the compensation paid to our named executive officers in fiscal 2017 and their employment arrangements with the Company can be found in the “Summary Compensation Table” and the supplemental tables that follow it. Mr. Chalhoub resigned from his position as President and CEO effective January 31, 2017. At that time, Mr. Recatto became President and Chief Executive Officer of the Company. On February 21, 2017, Mr. Chalhoub resigned from the Board of Directors of the Company. On June 30, 2017, Gregory Ray entered into a Transition Agreement setting forth the terms of his departure as Chief Operating Officer of the Company.

Compensation Committee

The compensation committee determines and approves the compensation of our executive officers. The compensation committee is appointed by the Board, in part, to oversee the programs under which performance is evaluated and compensation is paid or awarded to our executive officers.

The agenda for each meeting of the compensation committee is determined by its Chair. The compensation committee had three meetings in fiscal 2017. Certain members of the compensation committee also met with senior management to evaluate the performance of management. Mr. Recatto, our President and CEO, participated in compensation committee meetings when serving as President and Chief Executive Officer, other than when his compensation was discussed, to provide an assessment of the performance of each named executive officer and other senior management and to provide recommendations of compensation. Once the compensation committee determined Mr. Recatto's compensation for fiscal 2017, Mr. Recatto had the opportunity to discuss his compensation with the compensation committee.

Our compensation committee annually reviews the compensation of each of our executive officers and makes recommendations to our Board of Directors for approval. The compensation committee did engage with consultants in determining 2017 compensation. To establish compensation for each named executive officer, the members of the compensation committee used their collective knowledge and experience, together with the experience of other Board members and our CEO, regarding the compensation standards in the industry in which the Company operates. The compensation committee plans to engage with outside consultants during fiscal 2018 concerning compensation matters.

Components of Executive Compensation

Our executive officer compensation program has the following components:

Base Pay

Base pay is intended to provide our executives with recurring compensation that reflects our size as well as the employment market for our executive officers. Each executive's individual experience, responsibilities, and performance are also taken into consideration. Base salary also takes total compensation into consideration to ensure that our philosophy regarding overall compensation is maintained. The base pay component of compensation is reviewed annually by the compensation committee. The compensation committee generally bases salary increases on the growth and performance of the Company, individual job performance, and the Company's objectives described above under “Compensation Discussion and Analysis - Executive Compensation Objective.” The allocation of total compensation between base salary and other components of compensation is determined by the compensation committee in accordance with information that the members have gathered in their many years of industry experience and based upon the compensation committee's assessment of what form of compensation will more effectively motivate the performance of each named executive officer to generate growth of the Company.

Non-Equity Incentive Plan Compensation

The Heritage-Crystal Clean, Inc. Performance-Based Annual Incentive Plan, which we refer to as the Annual Incentive Plan, is administered by the compensation committee, under the Company's 2008 Omnibus Incentive Plan (the "Omnibus Plan"). Under the Annual Incentive Plan, the compensation committee has the authority to grant annual incentive awards to our executive officers or other key employees. Each annual incentive award will be paid out of an incentive pool established for a performance period. Typically, the performance period is our fiscal year. The compensation committee will establish a target bonus amount to each designated participant for each performance period as a percentage of his or her base pay and attainment of specified performance measures subject to adjustment in the sole discretion of the compensation committee. In no event may the target as a percentage of base pay for a participant who is a covered employee for purposes of Section 162(m) of the Code be increased in any way after it has been allocated, but such portion may be decreased by the compensation committee.

In fiscal 2017, the compensation committee set target cash bonuses as a percentage of each executive officer's base pay. The compensation committee determined that bonuses under the 2017 Annual Incentive Plan should be based upon Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA) of the Company after adjusting for non-cash compensation expense.

	Threshold	Target	Maximum
EBITDA	36.3	41.8	44.7
Award Payout (Percentage of Target)	5%	100%	150%

In fiscal 2017, the compensation committee allocated Annual Incentive Plan bonuses based upon the following target percentages of base pay to the named executive officers: 48% to John Lucks, 35% to Mark DeVita, 43% to Ellie Bruce, and 20% to Tom Hillstrom. No 2017 Annual Incentive Plan bonuses were awarded to Brian Recatto, Joe Chalhoub or Grey Ray. The target percentages of base pay were in-line to those in fiscal 2016.

In fiscal 2017, the Company's EBITDA before non-cash compensation was $56.4 million, and the annual incentive bonus was awarded at 150%.

The following table sets forth the allocations and amounts paid out as a cash bonus under the Annual Incentive Plan to the named executive officers in fiscal 2016 and fiscal 2017:

	Fiscal 2016 Non-discretionary Percentage of Employee's Base Pay	Total Annual Incentive Bonus Fiscal 2016		Fiscal 2017 Non-discretionary Percentage of Employee's Base Pay	Fiscal 2017 Annual Incentive Bonus
			Other(1)		Threshold	Target	Maximum	Actual
Brian Recatto	N/A	N/A	N/A	—%	$—	$—	$—	$—
Joseph Chalhoub	58%	$93,189	$173,066	—%	$—	$—	$—	$—
Gregory Ray	48%	$44,757	$83,121	—%	$—	$—	$—	$—
John Lucks	48%	$51,918	$96,420	48%	$—	$152,047	$228,070	$228,070
Mark DeVita	35%	$28,190	$52,352	35%	$—	$94,334	$141,502	$141,502
Ellie Bruce	43%	$35,240	$65,447	43%	$—	$103,204	$154,806	$154,806
Tom Hillstrom	20%	$14,322	$26,599	20%	$—	$41,944	$62,916	$62,916
(1) Discretionary bonus.

In February 2018, the compensation committee established incentive targets for fiscal 2018. The compensation committee determined that the aggregate amount of the 2018 Annual Incentive Plan will be awarded to eligible named executive officers on a sliding scale based upon certain EBITDA performance goals after adjusting for non-cash compensation expense.

Long-Term Equity Compensation

We are committed to long-term incentive programs for our executives that promote our long-term growth and encourage employee retention and stock ownership. We intend to make annual grants of equity to our executive officers under our Omnibus Plan. We do not have any formal policy with respect to allocations between stock options and restricted stock awards. We believe that stock options and restricted stock awards align employees' interests with stockholders. As co-owners of our business, we believe that each of our executive officers has a significant financial interest in the long-term success of our company. We have encouraged employees to purchase equity interests in our Company, and we determine the amount of long-term equity compensation to be offered to the employee based upon job responsibilities, years of service, and employee reviews. We believe that our executive officers should be rewarded with a proprietary interest in the Company for continued long-term performance and to attract, motivate, and retain qualified and talented executives.

We believe that our long-term equity compensation program achieves the goal of aligning the executives' compensation with our long-term growth, and thus aligns the executives' interests with our stockholders' interests. We adopted the Omnibus Plan in connection with our initial public offering in fiscal 2008. The Omnibus Plan permits the issuance of long-term incentive awards to our employees, non-employee directors, and employees of our subsidiaries to promote the interests of our company and our stockholders. It is designed to promote these interests by providing such employees and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability, and financial success of our company. The Omnibus Plan is administered by our compensation committee. The aggregate number of shares of our common stock that may be issued under the Omnibus Plan cannot exceed 2,602,077 (subject to the adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, or similar transaction). No participant may receive in any calendar year awards relating to more than 500,000 shares of our common stock. Awards may consist of stock options (incentive stock options or nonqualified stock options), stock appreciation rights (SARs), restricted stock, restricted stock units (RSUs), deferred stock units (DSUs), performance shares, performance cash awards, and other stock or cash awards. The exercise price of any stock option must be equal to or greater than the fair market value of the shares on the date of the grant, unless it is a substitute or assumed stock option, restricted stock, restricted stock unit or deferred stock unit, performance share, performance cash award, stock award, or other stock or cash award.  The term of any award made under this plan cannot be longer than ten years. As of March 5, 2018, there were 490,661 shares available for issuance under the Omnibus Plan.

  For the 2017 LTIP, adopted under the Omnibus Plan, the compensation committee allocated a pool for granting stock awards based on the fair market value of the awards on the date of grant. Based on the fair market value of the Company's common stock on the date of grant, the actual shares awarded under the 2017 LTIP would change, but the pool would remain a set dollar amount based on the financial performance of the Company in fiscal 2017.

In the first quarter of fiscal 2017, the compensation committee set targets for the fiscal 2017 LTIP, and each LTIP participant was given a target amount of the pool as a percentage of his or her base pay. The long-term incentive award targets were based upon the Company's business plan for EBITDA of the Company after adjusting for non-cash compensation expense. The compensation committee allocated the following LTIP bonus amounts based upon target percentages of base salary for the named executive officers: 100% to Brian Recatto, 65% to John Lucks, 40% to Mark DeVita, 45% to Ellie Bruce and 30% to Tom Hillstrom. No 2017 LTIP bonus was awarded to Joe Chalhoub or Grey Ray. The target percentages of base pay were in-line to those in fiscal 2016.

	Threshold	Target	Maximum
EBITDA	36.3	41.8	44.7
Award Payout (Percentage of Target)	5%	100%	150%

In fiscal 2017, the Company's EBITDA before non-cash compensation was $56.4 million, and the LTIP was awarded at 150% of target.

The following table sets forth the percentage of the 2017 LTIP that was designated to each of the named executive officers compared to certain information from 2016.

	Fiscal 2016 Percentage of Employee's Base Pay	Fiscal 2016 Restricted Stock Awards	Fiscal 2017 Percentage of Employee's Base Pay	Fiscal 2017 Dollar Value of Restricted Shares to be Awarded
				Threshold	Target	Maximum	Actual	Other
Brian Recatto	—%	$—	100%	$—	$350,000	$525,000	$525,000	$—
Joseph Chalhoub	85%	$393,594	—%	$—	$—	$—	$—	$—
Gregory Ray	65%	$174,991	—%	$—	$—	$—	$—	$—
John Lucks	65%	$202,989	65%	$—	$208,064	$312,096	$312,096	$—
Mark DeVita	40%	$92,048	40%	$—	$107,811	$161,717	$161,717	$—
Ellie Bruce	45%	$106,610	45%	$—	$109,275	$163,912	$163,912	$—
Tom Hillstrom	30%	$61,381	30%	$—	$62,916	$94,374	$94,374	$—

In February 2018, the compensation committee established incentive targets for fiscal 2018 LTIP. The compensation committee determined that the aggregate amount of 2018 LTIP would be awarded to named executive officers on a sliding scale and be based on certain EBITDA performance goals after adjusting for non-cash compensation expense. Awards granted to the Chief Executive Officer vest immediately upon grant in accordance with the terms of his employment agreement. Awards granted to all other employees vest in three increments over the period starting January 1, 2020 and ending January 1, 2022.

Other Compensation

Our Non-Qualified Deferred Compensation Plan

In connection with our initial public offering in fiscal 2008, we adopted the Heritage-Crystal Clean, Inc. Non-Qualified Deferred Compensation Plan, which is designed to provide a select group of highly compensated employees and non-employee directors the benefits of a non-qualified, unfunded plan of deferred compensation subject to Section 201(2) of ERISA and the provisions of Section 409A of the Internal Revenue Code. Under the plan, all non-employee directors will be permitted to make an irrevocable election to defer the receipt of all or a portion (not less than 25%) of their annual retainer and/or meeting fees into a nonqualified, unfunded deferred compensation plan. In addition, select employees will be entitled to make an irrevocable election to defer receipt of up to 75% of base salary and up to 100% of any bonus. We may make discretionary contributions to participants' deferred accounts. The plan administrator shall select one or more investment funds that will be used to credit participants' deferral accounts with income and gains and charge deferral accounts with losses, expenses, and distributions. Distribution of funds from deferral accounts to participants shall be made according to distribution dates specified by the participant. Payment of the vested portion of a participant's deferral account shall be made in cash in the form of a single lump sum or a series of annual installments over a period not exceeding ten years. None of our executive officers are currently participating in the deferred compensation plan.

Employment Agreements, Severance Benefits, Retirement of Chief Executive Officer, and Transition of Chief Operating Officer

We have entered into agreements with each of Messrs. Ray and Chalhoub. In addition, on December 6, 2016, the Company and Mr. Recatto entered into an Executive Employment Agreement effective February 1, 2017 when he assumed the position of President and Chief Executive Officer. All of these agreements provide for severance payments and continuation of benefits upon termination of employment. See “Employment Agreements and Potential Payments upon Termination or Change-In-Control.”
On June 30, 2017, Greg Ray, Chief Operating Officer of the Company entered into a Transition Agreement ("the Transition Agreement") setting forth the terms of Mr. Ray's transition from his position as Chief Operating Officer of the Company. Under the terms of the Transition Agreement, Mr. Ray is entitled to the following severance and certain other benefits:

•	Two years of base salary during the 24-month period beginning on the Termination Date.

•	An amount in lieu of the expected value of the stock award and cash bonus for fiscal 2017 paid in a lump by July 29, 2017.

•	Additional severance compensation of $304,331, a portion of which will be paid in a single lump sum and a portion of which will be paid in ten approximately equal installments.

•
Reimbursement of cost to maintain COBRA, or its equivalent, for the greater of 12 months or until fully covered by a subsequent employer health care plan, but no longer than 36 months after Termination Date.

•	Vesting of 5,169.667 shares of currently unvested restricted stock on January 1, 2018.

On December 6, 2016 the Company announced the retirement of its Founder, President and CEO, Joe Chalhoub. The Company entered into a Retirement and Release Agreement (the “Retirement Agreement”) with Mr. Chalhoub, setting forth the terms of Mr. Chalhoub’s retirement from his position as President and Chief Executive Officer of the Company, which was effective on January 31, 2017. Under the terms of the Retirement Agreement, Mr. Chalhoub is entitled to the following benefits:

•
A cash payment equal to two years of base salary and an amount equal to the cash bonus paid for fiscal 2016 payable in a lump sum no later than 30 days after March 3, 2017, but no later than 90 days after the retirement date.

•
Mr. Chalhoub’s previously granted stock options and grants will fully vest and any outstanding options may be exercised. LTIP grants will continue to vest as provided in the Stock Award, without regard to whether Mr. Chalhoub remains employed by the Company.

In addition, the Company entered into a two-year consulting agreement with Mr. Chalhoub in connection with the Retirement Agreement under which the Company will pay Mr. Chalhoub $150,000 in the first year and $100,000 in the second year of the consulting agreement.

Internal Revenue Code Section 162(m)

Favorable accounting and tax treatment of the various elements of our compensation program is an important consideration in its design, but it is not the sole consideration. Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the named executive officers to $1,000,000 annually, unless the compensation qualifies as “performance based compensation” or is otherwise exempt under Section 162(m). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, we have not adopted a policy that all compensation must be deductible. Section 162(m) did not prevent us from receiving a tax deduction in fiscal 2017 for the compensation paid to our named executive officers. While we consider the potential impact of Section 162(m) on our compensation decisions, we may approve compensation for an executive officer that does not meet the deductibility requirements of Section 162(m) in the future in order to maintain competitive compensation packages and attract talented leaders.

The Tax Cuts and Jobs Act, signed into law December 22, 2017, eliminated the performance-based compensation exception under Section 162(m). As a result, compensation paid to any of our named executive officers in excess of $1,000,000 on or after January 1, 2018 will generally not be deductible under Section 162(m).

We expense equity awards in accordance with FASB ASC Topic 718. Like many of the companies with whom we compete, we have taken measures to ensure that our equity granting practice remains competitive.

Advisory Votes on Executive Compensation

At the Annual Meeting, shareholders are being asked to consider a resolution to approve the compensation paid to our named executive officers as disclosed in this Proxy Statement. This advisory vote, commonly referred to as a “say-on-pay” advisory vote, will not be binding on the Board. However, the Board will review and thoughtfully consider the voting results when determining compensation policies and making future decisions concerning the compensation of our named executive officers. Any impact from the 2018 voting results will be disclosed in the proxy statement to be filed in connection with the 2019 annual meeting of shareholders. At the 2017 Annual Meeting of Shareholders, in an advisory vote, the shareholders approved the compensation earned by our named executive officers in fiscal 2016, and the compensation committee took this shareholder approval into account when determining fiscal 2017 compensation. The Company has elected to bring this resolution up for shareholder consideration every year.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement on Schedule 14A.

Respectfully submitted,

Charles E. Schalliol, Chair
Carmine Falcone, member
Bruce Bruckmann, member

The Compensation Committee Report and related disclosure shall be deemed incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 30, 2017, but shall not be otherwise incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

NAMED EXECUTIVE OFFICER COMPENSATION

The following table sets forth the aggregate amounts of compensation earned by the named executive officers during the fiscal years ended December 30, 2017, December 31, 2016, and January 2, 2016, respectively, for services rendered to the company.

Summary Compensation Table

					Non-Equity	Stock
					Incentive	Option	All
Name and				Stock	Plan	Exercise	Other
Position	Fiscal Year	Salary	Bonus	Awards	Compensation	Compensation	Compensation	Total
		($)	($)	($)(1)	($)(2)		($)(6)	($)
Brian Recatto, President and Chief Executive Officer	2017	$319,038	$150,000	$4,060,010(7)	$—	$—	$102,819(4)	$4,631,867

Joseph Chalhoub,	2017	$12,525	$—	$—	$—	$1,920,555	$137,523(5)	$2,070,603
Former President and Chief	2016	$463,052	$—	$393,594	$266,255	$—	$10,880	$1,133,781
Executive Office(5)	2015	$463,052	$—	$—	$—	$—	$10,880	$473,932

Gregory Ray, (3)	2017	$155,503	$—	$—	$—	$525,057	$659,379(3)	$1,339,939
Former Chief Operating	2016	$269,220	$—	$174,991	$127,878	$—	$10,880	$582,969
Officer, Secretary	2015	$269,220	$38,363	$40,972	$—	$—	$10,880	$359,435

John Lucks,	2017	$320,098	$228,070	$312,096	$—	$161,284	$11,080	$1,032,628
Senior Vice President	2016	$312,290	$—	$202,989	$148,338	$—	$10,880	$674,497
of Sales and Marketing	2015	$312,290	$44,501	$47,533	$—	$—	$10,880	$415,204

Mark DeVita,	2017	$269,527	$141,502	$161,716	$—	$—	$11,080	$583,825
Chief Financial Officer	2016	$230,120	$—	$92,048	$80,542	$—	$10,476	$413,186
	2015	$230,120	$24,163	$20,175	$—	$—	$9,496	$283,954

Ellie Bruce,	2017	$242,833	$154,806	$163,912	$—	$12,386	$11,080	$585,017
Vice President of Business	2016	$236,910	$—	$106,610	$100,687	$—	$10,880	$455,087
Management and Marketing	2015	$233,720	$30,206	$24,967	$—	$—	$9,768	$298,661

Tom Hillstrom,	2017	$209,719	$62,916	$94,374	$—	$—	$10,318	$377,327
Vice President of Strategic	2016	$204,604	$—	$61,381	$40,921	$—	$8,980	$315,886
Operations & Acquisitions	2015	$204,604	$12,277	$14,375	$—	$—	$8,475	$239,731
____________

(1)
The values listed are based on the amounts recognized for financial reporting purposes in accordance with FASB ASC Topic 718 as discussed in Footnote 15 to the Company's Annual Report on Form 10-K for fiscal 2017, respectively. Amounts for fiscal 2017 reflect incentive plan restricted stock awards granted on February 23, 2018. Amounts for fiscal 2016 reflect discretionary restricted stock awards granted on February 21, 2017. Amounts for fiscal 2015 reflect discretionary restricted stock awards granted on January 8, 2016. With the exception of Brian Recatto, whose shares vest immediately upon grant date in accordance with the terms of his employment agreement, LTIP shares granted in 2018 vest in equal amounts over a three year period starting January 1, 2019. Shares granted in 2017 vest in equal amounts over a three year period starting January 1, 2018, and shares granted in 2016 vest in equal amounts over a three year period which began on January 1, 2017. See "- Compensation Discussion and Analysis - Long-term Equity Compensation" for more information regarding these stock awards. The actual value a named executive officer may receive depends on market prices, and there can be no assurance that the amounts reflected will actually be realized.

(2)	The non-equity incentive plan compensation earned in fiscal 2017 was paid in February 2018.

(3)	2017 "All Other Compensation" includes $648,414 in severance payments to Mr. Ray.

(4)	2017 "All Other Compensation" includes $80,658 for housing and $21,904 for auto allowance.

(5)	2017 "All Other Compensation" consists of consulting fees.

(6)
In addition to the severance, housing and auto, and consulting payments described in footnotes (3), (4) and (5) provided to Messrs. Ray, Recatto and Chalhoub, the compensation represented by the amounts set forth in the “All Other Compensation” column for the named executive officers are detailed in the "All Other Compensation Table" below.

(7)	Includes $3,535,000 grant date fair value of restricted stock award granted to Brian Recatto as part of his employment agreement and $525,000 with respect to the LTIP awarded for fiscal 2017 services.

All Other Compensation Table

	Name	Year	Company 401(k) Match	Long-term Disability Insurance Premium Payment	Total
			(a)
	Brian Recatto	2017	$—	$257	$257

	Joseph Chalhoub	2017	$—	$23	$23
		2016	$10,600	$280	$10,880
		2015	$10,600	$280	$10,880

	Gregory Ray	2017	$10,800	$165	$10,965
		2016	$10,600	$280	$10,880
		2015	$10,600	$280	$10,880

	John Lucks	2017	$10,800	$280	$11,080
		2016	$10,600	$280	$10,880
		2015	$10,600	$280	$10,880

	Mark DeVita	2017	$10,800	$280	$11,080
		2016	$10,196	$280	$10,476
		2015	$9,216	$280	$9,496

	Ellie Bruce	2017	$10,800	$280	$11,080
		2016	$10,600	$280	$10,880
		2015	$9,488	$280	$9,768

	Tom Hillstrom	2017	$10,038	$280	$10,318
		2016	$8,700	$280	$8,980
		2015	$8,195	$280	$8,475

(a)
Since Mr. Chalhoub is a citizen of Canada, the Compensation Committee made his Company match payment into a registered retirement savings plan (RRSP) as a substitute for the contribution due him under the Company's 401(k) benefit plan.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is providing information about the relationship of the annual total compensation of its employees and the annual compensation of the Chief Executive Officer during fiscal 2017. The table below sets forth the ratio of the annual total compensation of our CEO to that of our median employee for the year ended December 30, 2017.

Annual total compensation of the CEO for fiscal 2017	$4,631,867(1)
Annual total compensation of the median employee for fiscal 2017	$58,475
Ratio of CEO total annual compensation to the annual total compensation of the Company's median employee for fiscal 2017	79:1
(1) Includes one-time restricted stock award with a grant date fair value of $3,535,000 to Mr. Recatto as part of his employment agreement.

This pay ratio is a reasonable estimate calculated in good faith, and in a manner consistent with Item 402(u) of Regulation S-K, based on the Company's payroll and employment records and the methodology described below. The SEC rules for identifying the "median employee" and calculating the pay ratio based on the employee's annual total compensation allow companies to adopt a variety of methodologies to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratios reported by other companies may not be comparable to the pay ratio set forth above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

To identify the median of the annual total compensation of all employees, as well as to determine the annual total compensation of the "median employee," as of December 30, 2017 we chose gross compensation as our consistently applied compensation measure which includes salary, regular and hourly wages, overtime, shift differentials, commissions, bonus and other miscellaneous cash earnings. We then annualized total wages for those employees who commenced work during fiscal 2017 and any employees who were on leave for a portion of 2017. Our total number of active US employees was 1,274. For hourly employees, we used a reasonable estimate of hours worked to determine annual base pay. Total fiscal 2017 compensation for our CEO included a one-time restricted stock award with a grant date fair value of $3,535,000 in accordance with the terms of his employment agreement. The Board did not take into account the CEO pay ratio in setting the compensation of our named executive officers.

Grants of Plan-Based Awards in Fiscal 2017

The table below sets forth specific information with respect to each grant of an award made under any of our plans to our named executive officers for performance in fiscal year 2017.

			Estimated Payouts Under Non-Equity Incentive Plan Awards			Estimated Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Other Stock Awards(4)

	Grant Date		(1)			(2)

Name		Type of Award	Threshold	Target	Maximum	Threshold	Target	Maximum

Brian Recatto	2/1/2017	Restricted Stock (3)	—	—	—	—	$3,535,000	$3,535,000	$3,535,000
	2/23/2018	Restricted Stock	—	—	—	—	$350,000	$525,000	$525,000
		Non-equity incentive bonus	—	—	—	—	—	—
John Lucks	2/23/2018	Restricted Stock	—	—	—	—	$208,064	$312,096	$312,096
		Non-equity incentive bonus	—	$152,047	$228,070	—	—	—	—
Mark DeVita	2/23/2018	Restricted Stock	—	—	—	—	$107,811	$161,717	$161,717
		Non-equity incentive bonus	—	$94,334	$141,502	—	—	—	—
Ellie Bruce	2/23/2018	Restricted Stock	—	—	—	—	$109,275	$163,912	$163,912
		Non-equity incentive bonus	—	$103,204	$154,806	—	—	—	—
Tom Hillstrom	2/23/2018	Restricted Stock	—	—	—	—	$62,916	$94,374	$94,374
		Non-equity incentive bonus	—	$41,944	$62,916	—	—	—	—

(1)
Reflects the targeted amounts of non-equity incentive plan awards under the 2017 Annual Incentive Plan. See “Compensation Discussion and Analysis - Non-Equity Incentive Plan Compensation” for more information about these amounts. For information about the actual amounts paid for performance in fiscal year 2017, see the "Summary Compensation Table" above.

(2)
Reflects the targeted dollar amounts of equity incentive plan awards under the 2017 Long Term Incentive Plan. See "Compensation Discussion and Analysis - Long-term Incentive Plan Compensation" from more information about these amounts.

(3)	One-time restricted stock award with a grant date fair value of $3,535,000 to Mr. Recatto as part of his employment agreement. See "Agreements with Mr. Recatto" below.

(4)	Excluding Mr. Recatto's 2/1/2017 grant, fair value is based on number of shares awarded at the Company's closing stock price on February 23, 2018.

Outstanding Equity Awards at 2017 Fiscal Year End

The table below includes certain information with respect to stock options and stock awards previously awarded to our named executive officers that were outstanding as of December 30, 2017.

			Option Awards			Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested(2)

Brian Recatto	2/1/2017		—	—	—	500,000(3)	10,875,000

John Lucks	1/8/2016		—	—	—	3,207	$69,752
	2/21/2017	(4)				13,181	$286,687
Mark DeVita	3/25/2009		1,199	$7.33	3/25/2019
	1/8/2016					1,361	$29,602
	2/21/2017	(4)				5,977	$130,000
Ellie Bruce	1/8/2016		—	—	—	1,684	$36,627
	2/21/2017	(4)				6,922	$150,554
Tom Hillstrom	1/8/2016		—	—	—	970	$21,098
	2/21/2017	(4)				3,985	$86,674

(1)	All options are exercisable.

(2)	Based on the closing share price of $21.75 on January 1, 2018

(3)	See "Agreements with Mr. Recatto" below for a description of the vesting schedule for this award. Amount shown is maximum amount if all shares vested at 12/30/2017.

(4)	These shares vest in equal amounts over three years starting on January 1, 2018.

Stock Vested in Fiscal 2017

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name
		(1)		(2)
Brian Recatto	—	$—	4,779	$71,207
Joseph Chalhoub	266,027	$1,920,555	4,158	$65,281
Gregory Ray	129,095	$525,058	3,490	$54,793
John Lucks	52,164	$161,284	4,047	$63,538
Mark DeVita	—	$—	2,210	$34,697
Ellie Bruce	2,252	$12,386	3,343	$52,485
Tom Hillstrom	—	$—	1,224	$19,217

(1)
The dollar value realized upon the exercise of stock options represents the pre-tax difference (fair market value of the Company's common stock on the exercise date minus the exercise price of the options) multiplied by the number of shares of common stock covered by the stock options exercised.

(2)
The dollar value realized represents the pre-tax value received upon the vesting of the stock awards. The value received is based upon the closing price of the Company's common stock on the Nasdaq stock exchange on the vesting date, January 1, 2017. Exception is for Brian Recatto as his vested shares, related to his Board of Director grant, were valued upon the closing price on May 5, 2017.

Employment Agreements and Potential Payments upon Termination or Change-In-Control

  Retirement Agreement with Mr. Chalhoub & Transition Agreement for Mr. Ray

On June 30, 2017, Greg Ray, Chief Operating Officer of the Company entered into a Transition Agreement ("the Transition Agreement") setting forth the terms of Mr. Ray's transition from his position as Chief Operating Officer of the Company. On December 6, 2016, Heritage-Crystal Clean, Inc. announced the retirement of Mr. Chalhoub from his position as President and Chief Executive Officer of the Company which became effective on January 31, 2017. In connection with this announcement, the Company entered into a Retirement Agreement with Mr. Chalhoub. See "Employment Agreements, Severance Benefits, Retirement of Chief Executive Officer and transition of Chief Operating Officer" in Compensation Discussion and Analysis for a description of Mr. Chalhoub's Retirement Agreement and Mr. Ray's Transition Agreement.

Agreements with Mr. Recatto

We have entered into an employment agreement (the “Employment Agreement”) with Brian Recatto, our President, Chief
Executive Officer and Director, on December 6, 2016, which became effective on February 1, 2017. Under the Employment
Agreement, Mr. Recatto receives an annual base salary of $350,000 and is entitled to an annual target bonus amount equal to
100% of Mr. Recatto’s base salary, with an opportunity to increase the bonus up to 150% of his annual base salary upon meeting certain performance criteria. The Company provided Mr. Recatto with a one-time cash signing bonus of $150,000. Mr.
Recatto also received a restricted stock award of 500,000 shares of common stock, which vests through January 2021 in an amount based on the vesting table below, with the common stock price increase to be determined based on the increase in the price of the Company’s common stock (if any) from the closing price of the common stock as reported by Nasdaq on the employment commencement date ($15.00) and the common stock price on the potential vesting date (determined by using weighted average closing price of a share of the Company's common stock for the 90-day period ending on the vesting date). If the stock price does not increase by $5, then no shares shall vest.

In the event that Mr. Recatto’s employment terminates due to a Change in Control (as defined in the Employment
Agreement) then:

•	If Mr. Recatto remains in his position as Chief Executive Officer and the Company remains a public company, Mr.
Recatto’s equity awards will continue to vest pursuant to their terms; and

•	If Mr. Recatto is terminated or the Company no longer is a public company in connection with the Change in Control, then a portion of Mr. Recatto’s restricted stock shall vest in an amount based on the vesting table below, with the common stock price increase (if any) to be determined based on an increase in the price of the Company’s common stock from the closing price of the common stock as reported by Nasdaq on the employment commencement date
($15.00) and price of the Company’s common stock as of the Change in Control date (determined by using weighted average closing price of a share of the Company's common stock for the 90-day period ending on the vest Change in
Control date).

Vesting Table
Increase in Stock Price From the Employment Commencement Date to the Vesting Date	Total percentage of Restricted Stock
Less than $5 per share increase	—%
$5 per share increase	25%
$10 per share increase	50%
$15 per share increase	75%
$20 or more per share increase	100%

In the event of his death, Disability (as defined in the Employment Agreement), termination without cause or termination for good reason, then the amount of Mr. Recatto’s restricted stock that shall vest shall be determined as of the date of the termination of employment, death or Disability, based on any price increase in the common stock from the employment commencement date to the date of the termination of employment, death or Disability, and then applying such increase (if any)

to the vesting percentage in the table above, with the share price increase being prorated to reflect the portion of time Mr.
Recatto was employed.

In addition, upon a termination without Cause (as defined in the Employment Agreement) or for Good Reason (as defined in the Employment Agreement), Mr. Recatto shall be entitled to severance compensation equal to one and a half times his base salary then in effect, payable on the Company’s regular payroll terms.

During his employment with the Company and for a period of eighteen months following his termination of employment for any reason, Mr. Recatto is also precluded from engaging or assisting in any business which is in competition with the
Company and from soliciting any Company employee, consultant, vendor or supplier.

Agreements with Mr. Lucks

We have entered into an employment agreement with John Lucks, our Senior Vice President of Sales and Marketing.  The agreement automatically renews for successive one year renewal terms every year until either party delivers notice of termination at least 30 days prior to the first day of the applicable renewal term.  Under the agreement, Mr. Lucks is entitled to a minimum annual base salary of $312,290, plus benefits and reimbursement of reasonable business expenses.  Mr. Luck's employment agreement, by its terms, is deemed to be automatically amended upon each base salary increase approved by the Board of Directors.  Mr. Lucks is also entitled to an annual bonus payable for Mr. Lucks and other key management personnel, as determined by our Board of Directors at the end of each calendar year.  In the event that we terminate Mr. Lucks's employment without cause, we are required to provide 90 days' notice and pay Mr. Lucks severance in an amount equal to two times his base salary plus any bonus that he received in the most recently completed fiscal year, as well as full reimbursement for the cost of maintaining COBRA continuation coverage or its equivalent for the greater of one year or until Mr. Lucks is fully covered by a subsequent employer health care plan.  Under the agreement, we may terminate Mr. Lucks upon 30 days' notice for cause which is defined to include the continued willful or grossly negligent failure to perform duties; breach of the non-competition and non-disclosure agreement; commission of fraud; non-adherence to our drug and substance abuse policies; and the conviction of certain categories of felony offenses.  In the event that Mr. Lucks resigns for good reason or within one year of a change in control, Mr. Lucks is entitled to receive the same severance that he would be entitled to if he were to have been terminated by the Company without cause.  Under Mr. Lucks's employment agreement, good reason is defined to include diminished status or responsibilities.  Mr. Lucks has agreed not to compete with us in various markets for two years after he is no longer our employee.

Agreements with Mr. DeVita

We have entered into an employment agreement with Mark DeVita, our Chief Financial Officer.  The agreement automatically renews for successive one year renewal terms every year until either party delivers notice of termination at least 90 days prior to the first day of the applicable renewal term.  Under the agreement, Mr. DeVita is entitled to a minimum annual base salary of $285,873 plus benefits and reimbursement of reasonable business expenses. Mr. DeVita's employment agreement, by its terms, is deemed to be automatically amended upon each base salary increase approved by the Board of Directors. The Company will also provide Mr. DeVita with an annual opportunity to earn performance-based compensation in the form of cash and/or shares of the Company's common stock based on the achievement of certain performance criteria. Mr. DeVita shall also be eligible to participate in any employee benefit plans and programs to which employees of the Company are generally entitled to participate. In the event of termination without Cause or resignation for Good Reason (each as defined in the Employment Agreement), the Company shall provide Mr. DeVita with severance compensation in the form of salary continuation at the Base Salary rate in effect at the time of Executive's employment termination for a period of twelve months, and Mr. DeVita may receive a prorated portion of a bonus amount based on the number of whole months in such year the Mr. DeVita was employed prior to his employment termination if a bonus would otherwise have been payable to Executive for the year of Executive’s employment. In the event Mr. DeVita's employment with the Company terminates for any reason, Mr. DeVita agrees and covenants that he will immediately resign, and will be deemed to have resigned from, any and all positions he may hold with the Company or any of its subsidiaries or affiliates. Mr. DeVita has agreed not to compete with us in various markets for twelve months after the termination of his employment for any reason.

Agreements with Ms. Bruce

We have entered into an employment agreement with Ellie Bruce, our Vice President of Business Management and Marketing.  The agreement automatically renews for successive one year renewal terms every year until either party delivers notice of termination at least 90 days prior to the first day of the applicable renewal term. Under the agreement, Ms. Bruce is entitled to a minimum annual base salary of $242,833 plus benefits and reimbursement of reasonable business expenses. Ms. Bruce's employment agreement, by its terms, is deemed to be automatically amended upon each base salary increase approved by the Board of Directors. The Company will also provide Ms. Bruce with an annual opportunity to earn performance-based compensation in the form of cash and/or shares of the Company's common stock based on the achievement of certain performance criteria. Ms. Bruce shall also be eligible to participate in any employee benefit plans and programs to which employees of the Company are generally entitled to participate. In the event of termination without Cause or resignation for Good Reason (each as defined in the Employment Agreement), the Company shall provide Ms. Bruce with severance compensation in the form of salary continuation at the Base Salary rate in effect at the time of Executive's employment termination for a period of twelve months, and Ms. Bruce may receive a prorated portion of a bonus amount based on the number of whole months in such year the Executive was employed prior to her employment termination if a bonus would otherwise have been payable to Executive for the year of Executive’s employment. In the event Ms. Bruce's employment with the Company terminates for any reason, she agrees and covenants that she will immediately resign, and will be deemed to have resigned from, any and all positions he may hold with the Company or any of its subsidiaries or affiliates. Ms. Bruce has agreed not to compete with us in various markets for twelve months after the termination of her employment for any reason.

We have not entered into an employment agreement with Mr. Hillstrom.

Potential Payments upon Termination

The tables below reflect the amount of compensation to each of the named executive officers in the event of termination of his or her employment arrangement with the Company. The amount of compensation payable to each named executive officer upon termination by the Company without cause, resignation by the executive for good reason, resignation by the executive without good reason, termination by the Company for cause, or termination by the Company in the event of disability or death of the person is shown below.  The amounts shown assume that such termination was effective as of December 30, 2017, and thus includes amounts earned through such time and are estimates of the amounts which would be paid upon termination.  The actual amounts to be paid out can only be determined at the time of termination. The payments set forth below are in partial consideration of the non-competition provisions described in the above summaries of the employment agreements for each named executive officer. Payments due upon a change in control are discussed above under “Employment Agreements and Potential Payments upon Termination or Change-In-Control.” For each named executive officer, upon a change of control, all outstanding unvested options and stock awards shall vest and become exercisable. See "Compensation Discussion and Analysis - Employment Agreements, Severance Benefits, Retirement of Chief Executive Officer and Transition of Chief Operating Officer" for information regarding Messrs. Chalhoub and Ray.

Name		Base Salary		Bonus	Consulting	Benefit (1) Continuation	Fair Value of (2)Unvested Stock Awards	Total

Brian Recatto
	without cause	$525,000		$—	$—	$—	$682,863	$1,207,863
	for change in control	$525,000		$—	$—	$—	$5,437,500	$5,962,500
	for good reason	$525,000		$—	$—	$—	$682,863	$1,207,863
	without good reason	$—		$—	$—	$—	$682,863	$682,863
	for cause	$—		$—	$—	$—	$—	$—
	disability	$—		$—	$—	$—	$682,863	$682,863
	death	$—	$—	$—	$—	$—	$682,863	$682,863
John Lucks
	without cause	$624,580	(4)	$228,070	$—	$12,405	$—	$865,055
	for change in control	$624,580		$228,070	$—	$12,405	$356,439	$1,221,494
	for good reason	$624,580	(4)	$228,070	$—	$12,405	$—	$865,055
	without good reason	$25,668	(3)	$—	$—	$—	$—	$25,668
	for cause	$25,668	(3)	$—	$—	$—	$—	$25,668
	disability	$312,290		$—	$—	$12,405	$356,439	$681,134
	death	$—		$—	$—	$—	$356,439	$356,439

Mark DeVita
	without cause	$285,873		$141,502	$—	$18,446	$58,138	$503,959
	for good reason	$285,873		$141,502	$—	$18,446	$58,138	$503,959
	without good reason	$—		$—	$—	$15,641	$—	$15,641
	for cause	$—		$—	$—	$15,641	$—	$15,641
	disability	$—		$—	$—	$15,641	$—	$15,641
	death	$—		$—	$—	$15,641	$—	$15,641

Ellie Bruce
	without cause	$242,833		$154,806	$—	$11,593	$68,491	$477,723
	for good reason	$242,833		$154,806	$—	$11,593	$68,491	$477,723
	without good reason	$—		$—	$—	$10,141	$—	$10,141
	for cause	$—		$—	$—	$10,141	$—	$10,141
	disability	$—		$—	$—	$10,141	$—	$10,141
	death	$—		$—	$—	$10,141	$—	$10,141

___________

(1)	Entitled to the greater of one year of COBRA reimbursement or until fully covered by a subsequent employer's health care plan.

(2)	Amounts reflect the value of unvested stock awards based upon the closing market price of the Company's common stock of $21.75, as reported by the Nasdaq Stock Market, on January 1, 2018.

(3)	Entitled to base salary through notice period which is a minimum of 30 days.

(4)
Upon termination without cause by the Company or termination for good reason by Messrs. Lucks, Messrs. Lucks is entitled to two times his base salary of $312, 290, plus the other amounts listed in the table above.

NON-EMPLOYEE DIRECTOR COMPENSATION

Directors who are employees receive no additional compensation for serving on the Board. Our non-employee directors receive annual cash compensation of $47,500 and restricted stock awards having a value of $47,500 on the date of grant. The Chair of the audit committee receives an additional $15,000 annual cash retainer, and the Chairs of the compensation and nominating and governance committees each receive an additional $10,000 cash retainer. The restricted stock awarded to directors vests one year after the date of grant. We also reimburse the directors for reasonable expenses that they incur in attending Board or committee meetings. We have entered into indemnification agreements with each of our directors.

In fiscal 2017, we provided the following compensation to non-employee directors.

		Stock Awards
Name	Fees Earned or Paid in Cash	(1)	Total
Bruce Bruckmann	$47,500	$47,500	$95,000
Carmine Falcone	$57,500	$47,500	$105,000
Fred Fehsenfeld Jr.	$47,500	$47,500	$95,000
Brian Recatto(2)	$11,302	$—	$11,302
Charles E. Schalliol	$57,500	$47,500	$105,000
Robert W. Willmschen Jr.	$62,500	$47,500	$110,000
Joe Chalhoub	$7,493	$—	$7,493
(1)
Reflects the aggregate grant date fair market value in accordance with FASB ASC Topic 718. In fiscal 2017, 2,996 shares of the Company's common stock were issued pursuant to restricted stock awards for Board services per non-employee director. On the grant date, the fair value of these awards was $15.85 per share based on the closing market price of the Company's common stock on the grant date.

(2)	Reflects the prorated portion of the time Mr. Recatto, who became our President and Chief Executive Officer in fiscal 2017, served as a non-employee director in fiscal 2017.

RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

 Procedures for Approval of Related Party Transactions

Our Board of Directors adopted written related party transaction policies and procedures which require that all “interested transactions” with “related parties” (each as defined below) be subject to approval or ratification by the audit committee in accordance with the procedures set forth therein. The audit committee reviews the material facts of all interested transactions and either approves or disapproves of the entry into the transaction. If advanced approval of an interested transaction is not feasible, the transaction is reviewed and, if the audit committee determines it to be appropriate, ratified at that committee's next scheduled meeting. In determining whether to approve or ratify an interested transaction, the audit committee takes into account, among other appropriate factors, the extent of the related party's interest in the transaction and whether the interested transaction is on terms no less favorable than terms generally available to unaffiliated third parties under similar circumstances. Directors may not participate in any discussion or approval of an interested transaction for which they are a related party.

Under its policy, the audit committee pre-approves or ratifies the following categories of interested transactions:

Any employment by the Company of an executive officer of the Company if:

The related compensation is required to be reported in the Company's Proxy Statement under the SEC's compensation disclosure requirements or the executive officer is not an immediate family of another executive officer or director of the Company;

The related compensation would be reported in the Company's Proxy Statement under the SEC's compensation disclosure requirements if the executive officer was a named executive officer and the compensation committee approved (or recommended that the Board approve) such compensation;

Any compensation paid to a director if the compensation is required to be reported in the Company's Proxy Statement under the SEC's compensation disclosure requirements;

Any charitable contribution by the Company to a charitable organization, foundation, or university at which a related person's only relationship is as a non-executive employee or director if the amount involved does not exceed the lesser of $10,000 or 2% of the charitable organization's total annual receipts;

Any transaction where the related person's interest arises solely from the ownership of the Company common stock, and all holders of common stock received the same benefit on a pro rata basis; and

Any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under an indenture, or similar services.

 An “interested transaction” is any transaction, arrangement, or relationship, or series of similar transactions, arrangements, or relationships, in which:

The aggregate amount involved will or may be expected to exceed $100,000 in any calendar year;

The Company is a participant; and

Any “related party” has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity).
A “related party” covered by the policy is:

A person who was or is (since the beginning of the last fiscal year for which the Company has filed an Annual Report on Form 10-K or Proxy Statement) an executive officer, director, or nominee for election as a director;

A greater than 5% beneficial owner of common stock; or

An immediate family member of the foregoing, which includes a person's spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters- in law, and anyone residing in such person's home (other than tenants or employees).

Transactions with Related Persons

The following transactions involved an aggregate amount exceeding $100,000 in value and were reviewed and approved by our audit committee under the Related Party Transaction Policies and Procedures.

Relationship with The Heritage Group

Our operating subsidiary, Heritage-Crystal Clean, LLC, was spun out of Heritage Environmental Services, an affiliate of our largest stockholder, The Heritage Group (“Heritage”), in 1999. Since 1999, we have had many transactions with affiliates of Heritage. In fiscal 2017, we generated revenues of $0.7 million from product sales and services to Heritage Environmental Services and made payments of $1.8 million for waste transportation and disposal services, rent for facility use, and various advisory and administrative services performed by Heritage Environmental Services.

In fiscal 2017, as a result of sales from our Environmental Services segment and our used oil re-refinery, we generated revenues of $1.2 million to Calumet Specialty Products Partners, LP, an affiliate of Heritage.

In addition, in fiscal 2017, we generated revenues of $2.1 million and made payments of $1.2 million with other affiliates of Heritage. We believe that the aggregate price we pay and price we charge Heritage for services and revenue is approximately what we would pay and receive for such services from third parties in arms-length transactions.

 Workers' Compensation

We participated in a workers' compensation group insurance program with affiliates of Heritage through January 31, 2018. In connection with this insurance program for workers' compensation, we contributed payments to an affiliate of Heritage. Payments under the group insurance program for workers' compensation totaled $2.5 million in fiscal 2017, $2.2 million in fiscal 2016, and $1.4 million in fiscal 2015.

Employment of Certain Individuals

In fiscal 2017, we employed certain individuals who were immediate family members of a director or executive officer of the Company. Including salary, bonus, commissions, and 401k match, the following individuals were paid more than $120,000 in fiscal 2017:

•	Jeff Carpenter, the son of John Lucks, Senior Vice President of Sales & Marketing, was employed by us as a Branch Sales Manager and was paid $148,000 in fiscal 2017; and

•	Pierre Chalhoub, the son of Joe Chalhoub, our former President and Chief Executive Officer, was employed by us as Controller - Oil Business and was paid $145,000 in fiscal 2017; and

•	Robert Chalhoub, the son of Joe Chalhoub, our former President and Chief Executive Officer, was employed by us as Facility Manager and was paid $185,000 in fiscal 2017.

We believe that the total compensation paid to these individuals is approximately what we would pay for such services from unrelated individuals with similar experience in the same roles.

Heritage Participation Rights

Simultaneous with the completion of the initial public offering in fiscal 2008, we entered into a Participation Rights Agreement with Heritage, pursuant to which Heritage received the option to participate, pro rata based on its percentage ownership interest in our common stock, in any future equity offerings for cash consideration, including (i) contracts with parties for equity financing (including any debt financing with an equity component) and (ii) issuances of equity securities or securities convertible, exchangeable or exercisable into or for equity securities (including debt securities with an equity component). If Heritage exercises its rights with respect to all future offerings, it will be able to maintain its percentage ownership interest in our common stock. The Participation Rights Agreement does not have an expiration date.  Heritage will not be required to participate or exercise its right of participation with respect to any future offerings. Heritage's right to participate will not apply to certain future offerings of securities that are not conducted to raise or obtain equity capital or cash such as stock issued as consideration in a merger or consolidation, in connection with strategic partnerships or joint ventures, or for the acquisition of a business, product, license, or other assets by us.

REPORT OF THE AUDIT COMMITTEE

The audit committee oversees our financial reporting process on behalf of the board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed our audited consolidated financial statements for fiscal year 2017 and the reports of Grant Thornton LLP, our independent registered public accounting firm, on those financial statements, with management and Grant Thornton LLP, including a review and discussion of the quality, not just the acceptability, of our accounting principles; the reasonableness of significant estimates and judgments; and the clarity of disclosures in our financial statements, including the disclosures relating to critical accounting policies.

In addition, the audit committee has reviewed and discussed with Grant Thornton LLP the matters required to be discussed by applicable auditing standards of the Public Company Accounting Oversight Board. In addition, the audit committee has discussed with Grant Thornton LLP their independence from management and us, and has received the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence and has discussed with the independent accountant the independent accountant’s independence, including whether the services rendered by Grant Thornton LLP or its affiliates with respect to tax and non-audit services are compatible with maintaining their independence.

The audit committee also reviewed management’s report on its assessment of the effectiveness of our internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of our internal control over financial reporting.

The audit committee discussed with our independent registered public accounting firm the overall scope and plans for its audit. The audit committee meets with our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal control, including internal control over financial reporting, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors and the Board has approved the inclusion of the audited financial statements and management’s assessment of the effectiveness of our internal control over financial reporting in the Annual Report on Form 10-K for the year ended December 30, 2017, for filing with the SEC.

Respectfully Submitted By:

The Audit Committee

Robert W. Willmschen, Jr., Chair
Carmine Falcone, member
Charles E. Schalliol, member
PROPOSAL 2:

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for fiscal 2018. The Board and the audit committee recommend that shareholders ratify the appointment of Grant Thornton as our independent registered public accounting firm for fiscal year 2018. Although we are not required to do so, we believe that it is appropriate to request that shareholders ratify this appointment. If shareholders do not ratify the appointment, the audit committee will investigate the reasons for the shareholders' rejection and reconsider the appointment. Representatives of Grant Thornton will be at the Annual Meeting, will be given the opportunity to make a statement, and will be available to respond to questions.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR approval of the ratification of the appointment of Grant Thornton. The ratification of the appointment will be approved by our shareholders if, at the Annual Meeting, a quorum is present and a majority of the shares present in person or represented by proxy and entitled to vote on the proposal are voted in favor of the proposal.

 The Board recommends a vote FOR approval of the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year 2018.

Independent Registered Public Accounting Firm Fees Information

Fees for professional services rendered by our independent registered public accounting firm for fiscal 2017 and 2016 were as follows:

	2017	2016
Audit Fees	$658,949	$649,682
Tax Fees	—	—
All Other Fees	28,890	2,625
Total	$687,839	$652,307

Audit fees primarily consist of professional services rendered for the audit of our annual financial statements and the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q. Audit fees also include professional services rendered in connection with periodic reports and registration statements we filed with the SEC.

Approval of Services Provided by Independent Registered Public Accounting Firm

The audit committee is responsible for the appointment, compensation, and oversight of the work of our independent registered public accounting firm. The audit committee has adopted a policy requiring the pre-approval of any audit services and non-audit services performed by the Company's independent registered public accounting firm to ensure that such services do not impair the firm's independence. This policy requires that, unless a proposed service has received general pre-approval by the audit committee, it will require specific pre-approval if it is to be performed by the Company's independent registered public accounting firm. The audit committee may pre-approve for up to one year in advance the provision of particular types of permissible routine and recurring audit-related, tax, and other non-audit services, in each case described in reasonable detail and subject to a specific annual monetary limit also approved by the audit committee. The audit committee must be informed about each such service that is actually provided. In cases where a service is not covered by one of those approvals, the service must be specifically pre-

approved by the audit committee no earlier than one year prior to the commencement of the service.  In addition, the audit committee has delegated to the Chair of the audit committee the authority to grant the approvals required by this policy for services that are estimated to cost no more than $50,000. All requests or applications for services to be provided by the independent auditor must be submitted to our chief financial officer, who determines whether such services are included within the list of services that have received general pre-approval or whether they require specific pre-approval by the audit committee.

The audit committee has considered whether the nature of the services provided by Grant Thornton for tax and non-audit services are compatible with maintaining the nature of the firm's independence and has determined that such services are compatible with the provision of independent audit services. All of the services performed by Grant Thornton in fiscal year 2017 were pre-approved in accordance with the policy adopted by the audit committee as described above.

 ______________________

PROPOSAL 3:

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company is requesting shareholder approval, on an advisory basis, of the compensation of the Company's named executive officers for fiscal 2017 as listed in the Summary Compensation Table (appearing on page 19 of this Proxy Statement). The Board and the compensation committee have developed and administer an executive compensation program that is described more fully under the “Compensation Discussion and Analysis,” and "Named Executive Officer Compensation" sections of this Proxy Statement, including the related compensation tables and narrative. This proposal, commonly known as a “say on pay” proposal, gives shareholders the opportunity to approve, reject, or abstain from voting with respect to the Company's executive compensation program and the compensation paid to the named executive officers for fiscal 2017.

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objective of the Company's executive compensation program is to link each executive's compensation to the success of the business, with a focus on continuous growth and development of sustainable shareholder value. Our philosophy is also to keep the executive officer compensation program well-defined and easily understood. The advisory vote will serve as an additional tool to guide the Board and the compensation committee in aligning the executive compensation program with the interests of the Company and its shareholders and is consistent with the Board's commitment to the observance of high standards of corporate governance. The Company is accordingly requesting the vote of the shareholders on the following resolution:

RESOLVED, that the compensation paid to the Company's named executive officers for fiscal 2017, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decision by the Board; nor will it create or imply any additional fiduciary duty on the part of the Board. The Board and the Compensation Committee value the opinions of the shareholders and will take into account the outcome of the advisory vote when considering future compensation arrangements for the named executive officers.

The Board recommends a vote FOR approval, on an advisory basis, of the compensation of the named executive officers for fiscal 2017 as disclosed in this Proxy Statement.
______________________

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2019 Annual Meeting of Shareholders must be received by the Company no later than November 22, 2018 in order to be considered for inclusion in the Company's Annual Meeting Proxy Statement next year. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies. Shareholders who wish to submit a proposal not intended to be included in the Company's annual meeting Proxy Statement but to be presented at next year's annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company's bylaws to provide notice of such proposal or nomination to the principal executive office of the Company. This notice must be delivered to the Company no later than the close of business on January 31, 2019, but no earlier than the close of business on January 1, 2019, to be considered for a vote at next year's annual meeting. The notice must contain the information required by the Company's bylaws.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” Proxy Statements and Annual Reports. This means that only one copy of this Proxy Statement and the Annual Report to Shareholders for fiscal 2017 may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a Proxy Statement or the Annual Report to Shareholders for fiscal 2017 either now or in the future, please contact your bank, broker, or other nominee. Upon written or oral request to Heritage-Crystal Clean, Inc., Attn: Chief Financial Officer, 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123, we will provide copies of these materials.

AVAILABILITY OF CERTAIN DOCUMENTS

Heritage-Crystal Clean, Inc. maintains a website at www.crystal-clean.com.  Our bylaws, Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter, Nominating and Governance Committee Charter, and Policy on Complaint Procedures for Accounting and Audit Matters are available on this website under “Investor Relations” and “Corporate Governance.”  In addition, you may obtain a copy of any of these documents without charge by sending a request to Heritage-Crystal Clean, Inc., Attn: Chief Financial Officer, 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123.  Our website is not incorporated into or a part of this Proxy Statement.

We will furnish without charge to each person whose proxy is solicited, upon written request, a copy of our Annual Report filed with the SEC, including the financial statements and financial statement schedules.  Any written request should be directed to Heritage-Crystal Clean, Inc., Attn: Chief Financial Officer, 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123.

OTHER MATTERS

The Board of Directors does not intend to present to the Annual Meeting any business other than the items stated in the "Notice of Annual Meeting of Shareholders" and does not know of any other matters to be brought before or voted upon at the meeting other than those referred to above. If any other matters properly come before the meeting, it is the intention of the proxies named in the enclosed Proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

Whether or not you expect to attend the meeting, please sign the proxy and return it in the enclosed stamped envelope.
____________________________________________________

HERITAGE-CRYSTAL CLEAN, INC.
2175 POINT BLVD.
SUITE 375
ELGIN, IL 60123

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. The election as class I directors all nominees listed below each with terms expiring at the 2021 Annual Meeting (except as marked to the contrary below):

Nominees

01 Fred Fehsenfeld, Jr   02 Jim Schumacher

The Board of Directors recommends you vote FOR proposals 2, 3, and 4.

		For	Against	Abstain
2.	To ratify the appointment of Grant Thornton LLP as the Companys independent registered public accounting firm for the fiscal year 2018.	☐	☐	☐
3.	Advisory vote to approve the named executive officer compensation for fiscal 2017, as disclosed in the Proxy Statement for the annual meeting.	☐	☐	☐
4.	To consider and transact such other business as may properly come before the meeting or any adjournments or postponements thereof.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date   Signature (Joint Owners)   Date

0000364962_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Proxy Statement, Form 10-K is/are available at www.proxyvote.com

HERITAGE-CRYSTAL CLEAN, INC.
Annual Meeting of Shareholders
May 1, 2018

The undersigned hereby appoints Brian Recatto and Mark DeVita, and each of them, with full power of substitution, as Proxies for the stockholder, to attend the Annual Meeting of the Stockholders of Heritage-Crystal Clean, Inc. (the "Company"), to be held at the Company's corporate headquarters located at 2175 Point Boulevard, Suite 375, Elgin, Illinois, 60123 on May 1, 2018, at 9:00 a.m., Central Time, and any adjournments or postponements thereof, and to vote all shares of the common stock of the Company that the stockholder is entitled to vote upon each of the matters referred to in the Proxy and, at their discretion, upon such other matters as may properly come before this meeting. The undersigned hereby revokes any other proxy executed previously for the upcoming Annual Meeting of Stockholders.

This Proxy, when properly executed, will be voted in the manner the undersigned stockholder directs on this card. If you sign and return this Proxy but do not specify otherwise, this Proxy will be voted FOR the election of all the directors listed on this card under Proposal 1, and FOR each of the other proposals listed on this card.

0000364962_2 R1.0.1.17

Continued and to be signed on reverse side